                                                                   EXHIBIT 10(p)


                   [LETTERHEAD OF CLINICOR(R) APPEARS HERE]


May 1, 1995

Robert M. Day, Ph.D.
25 Barton Hill Rd.
Chelmsford, MA 01824

Dear Dr. Day:

This letter summarizes the terms of your employment at CLINICOR(R). The terms are as follows:

     Initial Salary:            $120,000 annually.

     Bonus: Unspecified, at the discretion of the Board of Directors

     Stock Options:             You will be issued stock options to vest after
                                one year of employment for 10,000 shares under CLINICOR(R)'s Employee and Consultants Incentive
                                Stock Option Plan.

     Health Insurance:          Coverage for you in the Company's group health
                                plan will be paid by CLINICOR(R). Coverage is provided by PCA Health Plans, an affiliate of Physician Corporation of America. Coverage for dependents is available based on PCA's standard rates. Physicians cost only $10 per visit. The plan provides a prescription card which enables you to purchase prescriptions for $5 each. We previously provided you with a brochure which described the plan and included the simple enrollment application form. The plan has no preexisting condition exclusions.

                                Our health plan, like most such plans, has a 90-day waiting period following your first day of employment before coverage begins. Should you need to pay for any COBRA benefits under your former employer's plan during the waiting period, CLINICOR(R) will reimburse you for any such additional out-of-pocket expense you incur in excess of your current cost for health insurance.

     Other Benefits:            As a CLINICOR(R) executive you will be eligible
                                for any future benefit plans the Company enacts.
                                The Board of Directors has approved the
                                establishment of a 401(k) plan this year, although the Company may not initially provide matching funds. You will be issued a corporate
                                American Express card for your travel
                                convenience.

Robert M. Day, Ph.D.
May 1, 1995
Page 2

     Vacation/Sick Leave:       You may take up to a month's paid vacation
                                annually. You would not be required to accrue vacation time prior to using it in the first year (i.e. if it is more convenient to take a vacation prior to "earning" it, you may do so).
                                Paid sick leave is available based on the Company's standard policies.

     Title/Responsibility:      Your title will be "Vice President, Regulatory
                                and Scientific Affairs" (the descriptive portion after Vice President can be altered to whatever we mutually feel would be most appropriate to describe your position to CLINICOR(R) sponsors).
                                You would be a senior executive at a new management level for CLINICOR(R) above the existing four Project Managers, reporting only to the Company's two founders, Tom O'Donnell and Robert Sammis. As we discussed, your initial areas of responsibility would be (1) regulatory, development and scientific consultation, (2) interfacing with sponsors, (3) business development and (4) management of large, multi-center and highly specialized clinical trials
                                (with appropriate support from project
                                management and other support managers to assist in administration). Other areas could be added in the future as opportunities and interest develop.

     Meetings:                  It would be mutually beneficial for you to
                                maintain your scientific and other professional accreditation and affiliations. Accordingly, your attendance at various appropriate scientific and trade meetings (e.g. American
                                Academy of Dermatology) would be paid by CLINICOR(R) as well as your annual membership costs.

     Moving expenses:           CLINICOR(R) will reimburse you for the
                                reasonable out-of-pocket expenses incurred in connection with moving your family and household goods to the Austin area, plus reasonable out-of-pocket expenses incurred in connection with searching for a new home, plus up to sixty (60) days of reasonable living expenses prior to moving into a new home. Such reimbursements shall be made promptly upon presentation or submission of written evidence of such expenses reasonably satisfactory to CLINICOR(R), but shall not in any event exceed $35,000.
                                CLINICOR(R) will gross-up these expenses to assist in offsetting any incremental taxes if incurred by you as a result of such reimbursements.

Robert M. Day, Ph.D.
May 1, 1995
Page 3

     Severance:                 Your initial employment period shall not be less
                                than two (2) years. Should CLINICOR(R) terminate your employment, other than for cause, you will be allowed to continue to draw your full salary for any unexpired portion of your initial employment period, but in any event, for a period of no less than six (6) months.

                                Termination for cause shall mean any or all of the following:

                                (1)  serious misconduct during the course of
                                your employment which is materially injurious to the Company and which is brought to your attention promptly after discovery by the Company, including but not limited to theft or embezzlement from the Company, the intentional provision of services to competitors of the Company, or improper disclosure of proprietary information, but not including any act or failure to act by you which you believed in good faith to be proper conduct not adverse to your duties as a CLINICOR(R) employee; or

                                (2)  conviction of a fraud or felony or any
                                criminal offense involving dishonesty, breach of trust or moral turpitude during your employment.

     Starting Date:             As soon as practicable. The Company will issue
                                you a follow-up letter confirming your starting date as soon as it is set. We assume that this date will be determined during the next two weeks in the course of our mutual discussions with Arcturus representatives.

For CLINICOR(R):                        Agreed and accepted:

/s/ ROBERT SAMMIS                       /s/ ROBERT M. DAY
----------------------                  --------------------------
Robert Sammis                           Robert M. Day, Ph.D.
Vice President